WINTRUST FINANCIAL CORPORATION
FORM 10-K, EXHIBIT 12.1

Computation of Ratio of Earnings to Fixed Charges

The following table presents the calculation of the ratio of earnings to fixed charges for the last five years.

(dollars in thousands)

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
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                                                                        Years ended December 31,
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                                                        2001         2000         1999        1998         1997
                                                     ---------------------------------------------------------------


Income (loss) before income taxes             A         $ 29,129     $ 16,448     $ 14,151     $ 4,709      $ 1,058
                                                     ---------------------------------------------------------------

Interest expense:
  Interest on deposits                                  $ 83,503     $ 78,670     $ 56,026    $ 49,069     $ 37,375
  Interest on other borrowings                C            8,938        8,514        5,571       2,146          964
                                                     ---------------------------------------------------------------
    Total interest expense                    B         $ 92,441     $ 87,184     $ 61,597     $51,215     $ 38,339
                                                     ---------------------------------------------------------------


Ratio of earnings to fixed charges:
  Including deposit interest              (A+B) / B        1.32x        1.19x        1.23x       1.09x        1.03x
  Excluding deposit interest              (A+C) / C        4.26x        2.93x        3.54x       3.19x        2.10x
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


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